Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 of Clear Channel Communication, Inc. 401 (k) filed on April 3, 2006 (Reg. No. 333-132950) and June 11, 2010 ( Reg. No. 33-167468) of our report dated June 30, 2014, relating to our audit of the statement of net assets available for benefits of the Clear Channel Communication, Inc. 401 (k) Savings Plan as of December 31, 2013, which report appears in this Annual Report on Form 11-K of iHeart Media, Inc. 401 (k) Saving Plan formerly Clear Channel Communication, Inc. 401 (k) Savings Plan for the year ended December 31, 2014.

/s/ BKD, LLP

San Antonio, Texas

June 16, 2015